Exhibit 99.1

Owens & Minor Reports Second Quarter 2024 Financial Results

Top Line Expansion Driven by Solid Growth in Both Segments

Second Quarter Operating Cash Flow of $116 Million Drove $71 million in Debt Reduction

Expanding Patient Direct Segment with Agreement to Acquire Rotech Healthcare Holdings

RICHMOND, VA – August 2, 2024 – Owens & Minor, Inc. (NYSE: OMI) today reported financial results for the second quarter ended June 30, 2024.

Key Highlights:

●	Consolidated revenue of $2.7 billion in the second quarter, representing year-over-year growth of 4%
●	Net loss of $(32) million or $(0.42) per share in the second quarter
●	Adjusted EBITDA of $127 million in the second quarter, representing year-over-year growth of 12%
●	Doubled second quarter year over year Adjusted earnings per share from $0.18 to $0.36

“Our second-quarter performance is consistent with our expectations, as we are in the early stages of implementing our long-term strategy discussed at Investor Day in December 2023. Our previous investments in our Products & Healthcare Services segment yielded positive results and generated top-line growth in our Medical Distribution division. Our Patient Direct segment performed in line with our expectations, and we expect the segment to benefit from seasonality and recent organic investments during the back half of the year,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor.

Financial Summary (1)			YTD	YTD
($ in millions, except per share data)	2Q24	2Q23	2024	2023

Revenue	$2,671	$2,563	$5,284	$5,086

Operating income, GAAP	$20.3	$10.8	$30.0	$20.6
Adj. Operating Income, Non-GAAP	$76.3	$62.0	$133.6	$109.7

Net loss, GAAP	$(31.9)	$(28.2)	$(53.8)	$(52.7)
Adj. Net Income, Non-GAAP	$28.2	$14.2	$43.0	$17.8

Adj. EBITDA, Non-GAAP	$126.8	$112.8	$243.1	$221.5

Net loss per common share, GAAP	$(0.42)	$(0.37)	$(0.70)	$(0.70)
Adj. Net Income per share, Non-GAAP	$0.36	$0.18	$0.55	$0.23

(1) Reconciliations of the differences between the non-GAAP financial measures presented in this release and their most directly comparable GAAP financial measures are included in the tables below.

Results and Business Highlights

●	Consolidated revenue of $2.7 billion in the second quarter of 2024, an increase of 4% compared to the second quarter of 2023
o	Patient Direct revenue of $660 million, up 4% compared to the second quarter of 2023 driven by continued strong growth in diabetes and sleep supplies
o	Products & Healthcare Services revenue of $2.0 billion, up 4% compared to the second quarter of 2023 driven by strong same store sales and new wins in our Medical Distribution division
●	Second quarter 2024 operating income of $20.3 million and Adjusted Operating Income of $76.3 million
o	Operating income grew by 87% and Adjusted Operating Income grew by 23% compared to the prior year
●	Net loss of $(32) million and Adjusted Net Income of $28 million in the second quarter of 2024
o	Adjusted EBITDA of $127 million in the second quarter, representing year-over-year growth of 12%
●	Operating cash flow for the second quarter of 2024 was $116 million
o	Increased by $169 million as compared to the first quarter of 2024
o	Enabled $71 million debt reduction during the second quarter

Tax Matter

In the second quarter of 2024, the Company recorded a one-time income tax charge of $17 million (or $0.22 per share) related to a recent decision associated with Notices of Proposed Adjustments received in 2020 and 2021. This was communicated to the Company in late June 2024. Due to the nature of this charge, this item is included in our GAAP to Non-GAAP reconciliations. The matter at hand, as discussed in previously filed SEC documents, is related to past transfer pricing methodology, which is no longer employed. There is an expected related cash payment to be made in the second half of the year in the range of $30-$35 million. The Company believes the matter will be concluded without further impact to its financial results.

2024 Financial Outlook

The Company’s recently reaffirmed financial guidance; summarized below:

●	Revenue for 2024 to be in a range of $10.5 billion to $10.9 billion
●	Adjusted EBITDA for 2024 to be in a range of $550 million to $590 million
●	Adjusted EPS for 2024 to be in a range of $1.40 to $1.70

The Company’s outlook for 2024 contains assumptions, including current expectations regarding the impact of general economic conditions, including inflation, and the continuation of pressure on pricing and demand in our Products & Healthcare Services segment. Key assumptions supporting the Company’s 2024 financial guidance include:

●	Gross margin rate of 21.0% to 21.5%
●	Interest expense of $141 to $146 million
●	Adjusted effective tax rate of 27.5% to 28.5%
●	Diluted weighted average shares of ~78.5 million
●	Capital expenditures of $220 to $240 million
●	Stable commodity prices
●	FX rates as of 12/31/2023

Although the Company does provide guidance for adjusted EBITDA and adjusted EPS (which are non-GAAP financial measures), it is not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. Such elements include, but are not limited to, restructuring and acquisition charges, which could have a significant and unpredictable impact on our GAAP results. As a result, no GAAP guidance or reconciliation of the Company’s adjusted EBITDA guidance or adjusted EPS guidance is provided. The outlook is based on certain assumptions that are subject to the risk factors discussed in the Company’s filings with the SEC.

Investor Conference Call for Second Quarter 2024 Financial Results

Owens & Minor executives will host a conference call for investors and analysts on Friday, August 2, 2024, at 8:30 a.m. EDT. Participants may access the call via the toll-free dial-in number at 1-888-300-2035, or the toll dial-in number at 1-646-517-7437. The conference ID access code is 1058917.

All interested stakeholders are encouraged to access the simultaneous live webcast by visiting the investor relations page of the Owens & Minor website available at investors.owens-minor.com/events-and-presentations/. A replay of the webcast can be accessed following the presentation at the link provided above.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our future prospects and performance, including our expectations with respect to our 2024 financial performance, our Operating Model Realignment Program and other cost-saving initiatives, future indebtedness and growth, industry trends, as well as statements related to our expectations regarding the performance of our business, including the results of our Operating Model Realignment Program and our ability to address macro and market conditions. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024, including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram® and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. For more information about Owens & Minor and our affiliated brands, visit owens-minor.com or follow us on LinkedIn and Instagram.

*Registered Trademark or Trademark of O&M Halyard or its affiliates.

Owens & Minor, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,
	2024	2023
Net revenue	$2,671,006	$2,563,226
Cost of goods sold	2,126,853	2,043,794
Gross profit	544,153	519,432
Distribution, selling and administrative expenses	469,313	455,030
Acquisition-related charges and intangible amortization	19,985	22,203
Exit and realignment charges, net	29,293	28,963
Other operating expense, net	5,263	2,397
Operating income	20,299	10,839
Interest expense, net	35,899	40,728
Other expense, net	1,205	1,072
Loss before income taxes	(16,805)	(30,961)
Income tax provision (benefit)	15,108	(2,720)
Net loss	$(31,913)	$(28,241)

Net loss per common share:
Basic	$(0.42)	$(0.37)
Diluted	$(0.42)	$(0.37)

Owens & Minor, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)

	Six Months Ended June 30,
	2024	2023
Net revenue	$5,283,686	$5,086,075
Cost of goods sold	4,204,003	4,069,336
Gross profit	1,079,683	1,016,739
Distribution, selling and administrative expenses	946,926	903,752
Acquisition-related charges and intangible amortization	40,298	44,392
Exit and realignment charges, net	56,649	44,637
Other operating expense, net	5,815	3,312
Operating income	29,995	20,646
Interest expense, net	71,554	82,926
Other expense, net	2,358	2,458
Loss before income taxes	(43,917)	(64,738)
Income tax benefit (provision)	9,882	(12,079)
Net loss	$(53,799)	$(52,659)

Net loss per common share:
Basic	$(0.70)	$(0.70)
Diluted	$(0.70)	$(0.70)

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$243,671	$243,037
Accounts receivable, net	662,444	598,257
Merchandise inventories	1,231,413	1,110,606
Other current assets	189,542	150,890
Total current assets	2,327,070	2,102,790
Property and equipment, net	493,075	543,972
Operating lease assets	368,471	296,533
Goodwill	1,634,723	1,638,846
Intangible assets, net	326,173	361,835
Other assets, net	154,492	149,346
Total assets	$5,304,004	$5,093,322
Liabilities and equity
Current liabilities
Accounts payable	$1,381,871	$1,171,882
Accrued payroll and related liabilities	108,103	116,398
Current portion of long-term debt	210,913	206,904
Other current liabilities	430,298	396,701
Total current liabilities	2,131,185	1,891,885
Long-term debt, excluding current portion	1,871,800	1,890,598
Operating lease liabilities, excluding current portion	297,728	222,429
Deferred income taxes, net	28,900	41,652
Other liabilities	113,689	122,592
Total liabilities	4,443,302	4,169,156
Total equity	860,702	924,166
Total liabilities and equity	$5,304,004	$5,093,322

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Three Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(31,913)	$(28,241)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	63,879	72,062
Share-based compensation expense	6,735	5,212
Provision (benefit) for losses on accounts receivable	143	(379)
Loss on extinguishment of debt	—	279
Deferred income tax benefit	(5,370)	(6,167)
Changes in operating lease right-of-use assets and lease liabilities	2,627	(2,852)
Gain on sale and dispositions of property and equipment	(12,257)	(10,294)
Changes in operating assets and liabilities:
Accounts receivable	6,702	84,963
Merchandise inventories	(87,665)	119,819
Accounts payable	150,445	29,077
Net change in other assets and liabilities	20,100	46,471
Other, net	2,723	3,162
Cash provided by operating activities	116,149	313,112
Investing activities:
Additions to property and equipment	(44,382)	(46,600)
Additions to computer software	(1,418)	(2,889)
Proceeds from sale of property and equipment	17,488	18,423
Other, net	(6,858)	(418)
Cash used for investing activities	(35,170)	(31,484)
Financing activities:
Borrowings under amended Receivables Financing Agreement	462,300	116,100
Repayments under amended Receivables Financing Agreement	(528,000)	(116,100)
Repayments of term loans	(7,750)	(51,801)
Other, net	(4,790)	(3,830)
Cash used for financing activities	(78,240)	(55,631)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(64)	(88)
Net increase in cash, cash equivalents and restricted cash	2,675	225,909
Cash, cash equivalents and restricted cash at beginning of period	270,794	83,194
Cash, cash equivalents and restricted cash at end of period(1)	$273,469	$309,103
Supplemental disclosure of cash flow information:
Income taxes paid (received), net	$2,875	$(12,911)
Interest paid	$52,608	$46,089
Noncash investing activity:
Unpaid purchases of property and equipment and computer software at end of period	$76,373	$65,808

(1) Restricted cash as of June 30, 2024 and March 31, 2024 was $29.8 million and $25.9 million and includes amounts held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5, as well as restricted cash deposits received under the Master Receivables Purchase Agreement to be remitted to a third-party financial institution.

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(53,799)	$(52,659)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	137,974	142,988
Share-based compensation expense	13,601	11,675
Provision (benefit) for losses on accounts receivable	324	(900)
Loss on extinguishment of debt	—	843
Deferred income tax benefit	(9,029)	(6,758)
Changes in operating lease right-of-use assets and lease liabilities	3,766	(3,077)
Gain on sale and dispositions of property and equipment	(27,876)	(18,563)
Changes in operating assets and liabilities:
Accounts receivable	(68,442)	90,203
Merchandise inventories	(123,077)	165,651
Accounts payable	203,371	52,159
Net change in other assets and liabilities	(19,517)	82,954
Other, net	5,891	6,994
Cash provided by operating activities	63,187	471,510
Investing activities:
Additions to property and equipment	(90,379)	(92,750)
Additions to computer software	(4,829)	(8,229)
Proceeds from sale of property and equipment	67,026	35,729
Other, net	(8,858)	(418)
Cash used for investing activities	(37,040)	(65,668)
Financing activities:
Borrowings under amended Receivables Financing Agreement	667,300	348,200
Repayments under amended Receivables Financing Agreement	(667,300)	(444,200)
Repayments of term loans	(12,375)	(78,301)
Other, net	(12,545)	(8,819)
Cash used for financing activities	(24,920)	(183,120)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(682)	196
Net increase in cash, cash equivalents and restricted cash	545	222,918
Cash, cash equivalents and restricted cash at beginning of period	272,924	86,185
Cash, cash equivalents and restricted cash at end of period(1)	$273,469	$309,103
Supplemental disclosure of cash flow information:
Income taxes paid (received), net	$5,240	$(10,506)
Interest paid	$70,819	$78,625
Noncash investing activity:
Unpaid purchases of property and equipment and computer software at end of period	$76,373	$65,808

(1) Restricted cash as of June 30, 2024 and December 31, 2023 was $29.8 million and $29.9 million and includes amounts held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5, as well as restricted cash deposits received under the Master Receivables Purchase Agreement to be remitted to a third-party financial institution.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Three Months Ended June 30,
	2024		2023
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Products & Healthcare Services	$2,010,605	75.28%	$1,930,723	75.32%
Patient Direct	660,401	24.72%	632,503	24.68%
Consolidated net revenue	$2,671,006	100.00%	$2,563,226	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Products & Healthcare Services	$11,468	0.57%	$2,940	0.15%
Patient Direct	64,787	9.81%	59,065	9.34%
Acquisition-related charges and intangible amortization	(19,985)		(22,203)
Exit and realignment charges, net	(29,293)		(28,963)
Litigation and related charges (1)	(6,678)		—
Consolidated operating income	$20,299		$10,839

Depreciation and amortization:
Products & Healthcare Services	$19,084		$18,772
Patient Direct	44,795		53,290
Consolidated depreciation and amortization	$63,879		$72,062

Capital expenditures:
Products & Healthcare Services	$3,117		$6,602
Patient Direct	42,683		42,887
Consolidated capital expenditures	$45,800		$49,489

(1)	Litigation and related charges are reported within Other operating expense, net in our Statements of Operations. Refer to footnote 3 in the GAAP/Non-GAAP Reconciliations below.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2024		2023
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Products & Healthcare Services	$3,985,442	75.43%	$3,846,212	75.62%
Patient Direct	1,298,244	24.57%	1,239,863	24.38%
Consolidated net revenue	$5,283,686	100.00%	$5,086,075	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Products & Healthcare Services	$22,954	0.58%	$4,761	0.12%
Patient Direct	110,666	8.52%	104,914	8.46%
Acquisition-related charges and intangible amortization	(40,298)		(44,392)
Exit and realignment charges, net	(56,649)		(44,637)
Litigation and related charges (1)	(6,678)		—
Consolidated operating income	$29,995		$20,646

Depreciation and amortization:
Products & Healthcare Services	$42,450		$37,338
Patient Direct	95,524		105,650
Consolidated depreciation and amortization	$137,974		$142,988

Capital expenditures:
Products & Healthcare Services	$11,367		$12,934
Patient Direct	83,841		88,045
Consolidated capital expenditures	$95,208		$100,979

(1)	Litigation and related charges are reported within Other operating expense, net in our Statements of Operations. Refer to footnote 3 in the GAAP/Non-GAAP Reconciliations below.

Owens & Minor, Inc.

Net Loss Per Common Share (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(31,913)	$(28,241)	$(53,799)	$(52,659)

Weighted average shares outstanding - basic	76,727	75,801	76,526	75,559
Dilutive shares	—	—	—	—
Weighted average shares outstanding - diluted	76,727	75,801	76,526	75,559

Net loss per common share:
Basic	$(0.42)	$(0.37)	$(0.70)	$(0.70)
Diluted	$(0.42)	$(0.37)	$(0.70)	$(0.70)

Share-based awards of approximately 1.6 million shares for the three and six months ended June 30, 2024 and approximately 1.8 million and 1.7 million shares for the three and six months ended June 30, 2023 were excluded from the calculation of net loss per diluted common share as the effect would be anti-dilutive.

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)

The following table provides a reconciliation of reported operating income, net loss and net loss per share to non-GAAP measures used by management.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating income, as reported (GAAP)	$20,299	$10,839	$29,995	$20,646
Acquisition-related charges and intangible amortization (1)	19,985	22,203	40,298	44,392
Exit and realignment charges, net (2)	29,293	28,963	56,649	44,637
Litigation and related charges (3)	6,678	—	6,678	—
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$76,255	$62,005	$133,620	$109,675
Operating income as a percent of net revenue (GAAP)	0.76%	0.42%	0.57%	0.41%
Adjusted operating income as a percent of net revenue (non-GAAP)	2.85%	2.42%	2.53%	2.16%

Net loss, as reported (GAAP)	$(31,913)	$(28,241)	$(53,799)	$(52,659)
Pre-tax adjustments:
Acquisition-related charges and intangible amortization (1)	19,985	22,203	40,298	44,392
Exit and realignment charges, net (2)	29,293	28,963	56,649	44,637
Litigation and related charges (3)	6,678	—	6,678	—
Other (4)	430	843	861	1,972
Income tax benefit on pre-tax adjustments (5)	(13,553)	(9,551)	(24,901)	(20,530)
One-time income tax charge (6)	17,233	—	17,233	—
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$28,153	$14,217	$43,019	$17,812

Net loss per common share, as reported (GAAP)	$(0.42)	$(0.37)	$(0.70)	$(0.70)
After-tax adjustments:
Acquisition-related charges and intangible amortization (1)	0.19	0.24	0.39	0.45
Exit and realignment charges, net (2)	0.29	0.30	0.55	0.46
Litigation and related charges (3)	0.08	—	0.08	—
Other (4)	—	0.01	0.01	0.02
One-time income tax charge (6)	0.22	—	0.22	—
Net income per common share, adjusted (non-GAAP) (Adjusted EPS)	$0.36	$0.18	$0.55	$0.23

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited), continued

(dollars in thousands)

The following tables provide reconciliations of net loss and total debt to non-GAAP measures used by management.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss, as reported (GAAP)	$(31,913)	$(28,241)	$(53,799)	$(52,659)
Income tax provision (benefit)	15,108	(2,720)	9,882	(12,079)
Interest expense, net	35,899	40,728	71,554	82,926
Acquisition-related charges and intangible amortization (1)	19,985	22,203	40,298	44,392
Exit and realignment charges, net (2)	29,293	28,963	56,649	44,637
Other depreciation and amortization (7)	46,146	50,737	94,160	100,726
Litigation and related charges (3)	6,678	—	6,678	—
Stock compensation (8)	6,312	4,796	12,488	11,146
LIFO (credits) and charges (9)	(1,124)	(4,534)	4,314	406
Other (4)	430	843	861	1,972
Adjusted EBITDA (non-GAAP)	$126,814	$112,775	$243,085	$221,467

	June 30,	December 31,
	2024	2023
Total debt, as reported (GAAP)	$2,082,713	$2,097,502
Cash and cash equivalents	(243,671)	(243,037)
Net debt (non-GAAP)	$1,839,042	$1,854,465

The following items have been excluded in our non-GAAP financial measures:

(1) Acquisition-related charges and intangible amortization includes $3.7 million of acquisition-related charges for the three and six months ended June 30, 2024 consisting of costs related to the pending Rotech transaction and $1.3 million and $2.5 million for the three and six months ended June 30, 2023 consisting primarily of costs related to the acquisition of Apria, Inc., as well as amortization of intangible assets established during acquisition method of accounting for business combinations. Acquisition-related charges consist primarily of one-time costs related to acquisitions, including transaction costs necessary to consummate the acquisition, which consist of investment banking advisory fees and legal fees and director and officer tail insurance expense, as well as transition costs, such as severance and retention bonuses, information technology (IT) integration costs and professional fees. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results.

(2) During the three and six months ended June 30, 2024 exit and realignment charges, net were $29.3 million and $56.6 million. These charges primarily related to our (1) Operating Model Realignment Program of $22.9 million and $56.4 million, professional fees, severance, and other costs to streamline functions and processes, (2) costs related to IT strategic initiatives such as converting certain divisions to common IT systems of $5.4 million and $6.7 million and (3) other costs associated with strategic initiatives of $1.0 million and $1.1 million for the three and six months ended June 30, 2024. Exit and realignment charges, net also included a $7.4 million gain on the sale of our corporate headquarters for the six months ended June 30, 2024. During the three and six months ended June 30, 2023 exit and realignment charges, net were $29.0 million and $44.6 million. These charges primarily related to our (1) Operating Model Realignment Program of $24.3 million and $39.3 million, including professional fees, severance and other costs to streamline functions and processes, (2) IT restructuring charges such as converting to common IT systems of $3.4 million and $3.5 million and, (3) other costs associated with strategic initiatives of $1.3 million and $1.8 million for the three and six months ended June 30, 2023. These costs are not normal recurring, cash operating expenses necessary for the Company to operate its business on an ongoing basis.

(3) Litigation and related charges includes settlement costs and related charges of legal matters within our Apria division. These costs do not occur in the ordinary course of our business, are non-recurring/infrequent and are inherently unpredictable in timing and amount.
(4)  For the three and six months ended June 30, 2024 and 2023, other includes interest costs and net actuarial losses related to our frozen noncontributory, unfunded retirement plan for certain retirees in the United States (U.S.). Additionally, for the three and six months ended June 30, 2023 other includes loss on extinguishment of debt of $0.3 million and $0.8 million associated with the early retirement of indebtedness of $48.0 million and $73.0 million.

(5) These charges have been tax effected by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

(6) One-time income tax charge relates to a recent decision associated with the Notice of Proposed Adjustments received in 2020 and 2021. The matter at hand, as discussed in previously filed SEC documents, is related to past transfer pricing methodology which is no longer employed. We believe the matter will be concluded without further impact to our financial results.

(7) Other depreciation and amortization relates to property and equipment and capitalized computer software, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges.

(8) Stock compensation includes share-based compensation expense related to our share-based compensation plans, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges.

(9) LIFO (credits) and charges includes non-cash adjustments to merchandise inventories valued at the lower of cost or market, with the approximate cost determined by the last-in, first-out (LIFO) method for distribution inventories in the U.S. within our Products & Healthcare Services segment.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the Company) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Nick Teves

OMI@alpha-ir.com

Jonathan Leon

Senior Vice President, Corporate Treasurer & Interim Chief Financial Officer

Investor.Relations@owens-minor.com

Media

Stacy Law

media@owens-minor.com

OMI-CORP

OMI-IR

SOURCE: Owens & Minor, Inc.